UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

AMENDMENT No. 2

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BUCKEYE PARTNERS, L.P.

(Exact Name of Registrant Specified in Its Charter)

Delaware	23-2432497
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5002 Buckeye Road P.O. Box 368 Emmaus, PA. (484) 232-4000	18049
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:  Units representing limited partnership interests

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

On December 15, 2004, Buckeye Partners, L.P. (the “Registrant”) amended and restated its Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”).  The Registrant hereby amends the description of its units representing limited partnership interests in the Registrant (the “Units”) found in Item 1 of the Registrant’s Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on December 8, 1986, as amended on December 15, 1986.

Item 1.                                                           Description of Registrant’s Securities to be Registered.

The rights of the holders of the Registrant’s Units are governed by the terms of the Partnership Agreement and the Fourth Amended and Restated Incentive Compensation Agreement, dated December 15, 2004, between the Registrant and MainLine Sub LLC (the “Incentive Compensation Agreement”).

Liquidation

In the event of a liquidation, dissolution and winding up of the Registrant, the Units, along with the general partnership units, will be entitled to receive pro rata, to the extent of positive balances in their respective capital accounts, any assets remaining after satisfaction of our liabilities and establishment of reasonable reserves.

Voting

Each holder of Units is entitled to one vote for each Unit on all matters submitted to a vote of the unitholders.  Certain events, as more fully described in the Partnership Agreement, require the approval of a two-thirds majority of the limited partners.  Other events, as more fully described in the Partnership Agreement, require the approval of a minimum of 80% of the limited partners.

Incentive Compensation

The Incentive Compensation Agreement provides that if a quarterly cash distribution exceeds a target of $0.325 per Unit, the Registrant will pay MainLine Sub LLC for each outstanding Unit, incentive compensation equal to:

(1)           15% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.325 but is not more than $0.35, plus

(2)           25% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.35 but is not more than $0.375, plus

(3)           30% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.375 but is not more than $0.40, plus

(4)           35% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.40 but is not more than $0.425, plus

(5)           40% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.425 but is not more than $0.525, plus

(6)           45% of the amount, if any, by which the quarterly distribution per Unit exceeds $0.525.

MainLine Sub LLC is also entitled to incentive compensation for special cash distributions exceeding a target special distribution amount per Unit. The target special distribution amount generally means the amount which, together with all amounts distributed per Unit prior to the special distribution compounded quarterly at 13% per annum, would equal $10.00, the initial public offering price of the Units split two-for-one, compounded quarterly at 13% per annum from the date of the closing of the initial public offering in December 1986.  No special cash distributions have ever been paid by the Registrant.

No Preemptive Rights

No person is entitled to preemptive rights in respect to issuances of securities by the Registrant.

Amendments to the Terms of the Registrant’s Securities

Without the consent of at least a majority of the limited partners, Buckeye GP LLC, the Registrant’s general partner (the “General Partner”), may not amend the Partnership Agreement unless the amendment, in the good faith opinion of the General Partner, does not adversely affect the limited partners in any material respect.

Without the consent of two-thirds interest of the limited partners, the Registrant may not amend the Incentive Compensation Agreement unless the amendment, in the good faith opinion of the General Partner, does not adversely affect the limited partners in any material respect.

General Partner’s Right to Purchase Units

If the General Partner and its affiliates own more than 90% of the outstanding Units, the General Partner has the right to purchase all, but not less than all, of the Units that remain outstanding and are held by persons other than the General Partner and its affiliates.

Transfer Agent and Registrar

The transfer agent and registrar for the Units is EquiServe, First Chicago Trust

Division.  They may be contacted at the following address: 525 Washington Boulevard, Jersey City, New Jersey 07310.

Item 2.                                                           Exhibits.

Exhibit No.	Exhibit

3.1

Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of December 15, 2004 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2004)

3.2

Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of February 4, 1998 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

3.3

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of April 26, 2002 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

3.4

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of June 1, 2004, effective as of June 3, 2004 (Incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-3 filed on June 16, 2004)

3.5

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of December 15, 2004 (Incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.1

Fourth Amended and Restated Incentive Compensation Agreement, dated December 15, 2004, between the Registrant and MainLine Sub LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2004)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

		By:	Buckeye GP LLC, as General Partner

Date:	August 9, 2005	By:	/s/ STEPHEN C. MUTHER
Stephen C. Muther, Esquire
Senior Vice President, Administration,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1

Amended and Restated Agreement of Limited Partnership of the Registrant, dated as of December 15, 2004 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2004)

3.2

Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of February 4, 1998 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1997)

3.3

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of April 26, 2002 (Incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

3.4

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of June 1, 2004, effective as of June 3, 2004 (Incorporated by reference to Exhibit 3.3 to the Registrant’s Form S-3 filed on June 16, 2004)

3.5

Certificate of Amendment to Amended and Restated Certificate of Limited Partnership of the Registrant, dated as of December 15, 2004 (Incorporated by reference to Exhibit 3.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004)

10.1

Fourth Amended and Restated Incentive Compensation Agreement, dated December 15, 2004, between the Registrant and MainLine Sub LLC (Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 20, 2004)